UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITRIN, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4255452
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One East Wacker Drive

Chicago, Illinois 60601

(312) 661-4600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott Renwick

Unitrin, Inc.

One East Wacker Drive

Chicago, Illinois 60601

(312) 661-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Unitrin, Inc. 2011 Omnibus Equity Plan

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “larger accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock ($.01 Par Value)	10,000,000 (1)	$29.88 (2)	$298,805,000	$34,691.26

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected which results in an increase in the number of the outstanding shares of Unitrin, Inc. Common Stock (“Common Stock”) issuable in connection with awards granted under the Unitrin, Inc. 2011 Omnibus Equity Plan (the “Plan”).
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and (h) of the Securities Act on the basis of the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on April 26, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents, previously filed by Unitrin, Inc. (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

(a)	The Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed by the Company with the SEC on February 3, 2011

(b)	The following Current Reports on Form 8-K filed by the Company with the SEC:

•	Form 8-K dated February 1, 2011 and filed on February 7, 2011

•	Form 8-K dated February 13, 2011 and filed on February 22, 2011

(c)	The descriptions of the Company's Common Stock and the rights attached thereto that are contained in the Company's registration statement on Form 10, dated February 15, 1990, and the Company’s registration statement on Form 8-A, filed August 6, 2004, as amended by Amendments 1 and 2 thereto, filed May 4, 2006 and October 10, 2006, respectively, each filed under Section 12 of the Exchange Act.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents. Any statement contained in any document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Certain legal matters with respect to the validity of the Common Stock registered hereby have been passed upon for the Company by Scott Renwick, Senior Vice President, General Counsel and Secretary for the Company. Mr. Renwick is employed by the Company and owns or has rights to acquire an aggregate of less than 0.01% of the Company’s Common Stock.

Item 6.	Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law (“DGCL”), the Company may indemnify a director or officer in connection with an action, suit or proceeding (other than in connection with actions by or in the right of the Company) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, in the case of any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In addition, under Section 145 of the DGCL, the Company may indemnify a director or officer in connection with an action or suit by or in the right of the Company against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, except that the Company may not so indemnify the director or officer if the director or officer is adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, the director or officer is entitled to indemnification of such expenses which such court deems proper. Under Section 145 of the DGCL, expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in Section 145 of the DGCL. In accordance with DGCL Section 145, such expenses (including attorneys’ fees) incurred by former directors and officers may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

The Company’s Certificate of Incorporation and Bylaws provide for indemnification of the directors and officers of the Company and for advancement of expenses incurred by a director or officer in defending an action to the fullest extent permitted by current Delaware law. The Company’s Certificate of Incorporation and Amended and Restated Bylaws (the “Bylaws”) eliminate the personal liability of a director to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, but not with regard to a director’s liability for breach of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, willful or negligent violation of DGCL provisions regarding dividend payments or stock purchase or redemption, or any transaction from which the director derived an improper personal benefit.

Each of the Company’s directors, including the directors who are also members of management, is a party to an indemnification and expense advancement agreement with the Company, as permitted by the Delaware General Corporation Law. The provisions of these agreements are substantially the same as the indemnification provisions applicable to the directors under the Company’s Certificate of Incorporation and Bylaws, except that the agreements may not be amended or terminated without the written consent of the respective director. The Company maintains a directors and officers liability insurance policy insuring the directors and officers of the Company and its subsidiaries in certain instances.

The foregoing statements are subject to the detailed provisions of the DGCL, the Company’s Certificate of Incorporation and Bylaws and the indemnification and expense advancement agreements between Unitrin and its directors, the form of which was filed as Exhibit 99.01 to the Company’s Current Report on Form 8-K filed March 27, 2009.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See Exhibit Index which is incorporated herein by reference.

Item 9.	Undertakings.

a.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 3, 2011.

UNITRIN, INC.

By:	/s/ Donald G. Southwell
Name:	Donald G. Southwell
Title:	Chairman, President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald G. Southwell, Chairman, President and Chief Executive Officer and Scott Renwick, Senior Vice President, General Counsel and Secretary, and each of them, as attorneys-in-fact, for him or her and in his or her name, place and stead, in any and all capacities, so long as such individual remains an executive officer of the Company, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald G. Southwell
Donald G. Southwell	Chairman, President, Chief Executive Officer and Director (principal executive officer)	May 3, 2011

/s/ Dennis R. Vigneau
Dennis R. Vigneau	Senior Vice President and Chief Financial Officer (principal financial officer)	May 3, 2011

/s/ Richard Roeske
Richard Roeske	Vice President and Chief Accounting Officer (principal accounting officer)	May 3, 2011

/s/ James E. Annable
James E. Annable	Director	May 3, 2011

/s/ Douglas G. Geoga
Douglas G. Geoga	Director	May 3, 2011

/s/ Reuben L. Hedlund
Reuben L. Hedlund	Director	May 3, 2011

/s/ Julie M. Howard
Julie M. Howard	Director	May 3, 2011

/s/ Wayne Kauth
Wayne Kauth	Director	May 3, 2011

/s/ David P. Storch
David P. Storch	Director	May 3, 2011

/s/ Richard C. Vie
Richard C. Vie	Director	May 3, 2011

EXHIBIT INDEX

Exhibit No.	Document

3.1	Certificate of Incorporation (Incorporated herein by reference to Exhibit 3.1 to the Company’s 2007 Annual Report on Form 10-K filed February 4, 2008).

3.2	Amended and Restated Bylaws (Incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed November 5, 2010).

4.1	Rights Agreement between Unitrin, Inc. and Computershare Trust Company, N.A. as successor Rights Agent, including the Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, the Form of Rights Certificate and the Summary of Rights to Purchase Preferred Stock, dated as of August 4, 2004 and amended May 4, 2006 and October 9, 2006 (Incorporated herein by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed August 3, 2009).

4.2	Unitrin, Inc. 2011 Omnibus Equity Plan (Incorporated herein by reference to Exhibit B to the Company’s Proxy Statement, dated March 28, 2011, in connection with the Company’s 2011 Annual Meeting of Shareholders).

5.1	Opinion of Scott Renwick.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Scott Renwick (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature pages hereto).